Exhibit 10.4
Stock Purchase Agreement

Parties:
Party A: Jinzhou Wonder Industry (Group) Co., Ltd (“Wonder Group”)
Party B: Wonder Auto Limited (“Wonder Ltd.”)

April 28, 2004 in Beijing

RECITALS:

WHEREAS, Jinzhou Halla Electrical Co.Ltd.( “Halla”) is a joint-venture enterprise established in compliance with the Chinese laws;

WHEREAS, Wonder Group owns 61% of Halla’s stock at the execution of this agreement.

WHEREAS, Wonder Ltd. is a British Virgin Islands corporation.

WHEREAS, Wonder Ltd. shall acquire all of the Halla’s stock owned by Wonder Group in exchange for RMB 67,100,000.

 NOW, THEREFORE, the Parties intended to be legally bound, hereby agree as follows.

1.  Definition:

Halla: Jinzhou Halla Electrical Co. Ltd.

Transfer Consideration: as defined in Section 3.2

2.  Basic Transaction:

2.1 Wonder Ltd. agrees to acquire from Wonder Group 61% of issued and outstanding stock of Halla, including all the future interest derived from the shares. The transferred shares shall be clear and free of any encumbrance or restrictions on transfer.

2.2 Since Halla intends to complete its distribution of profits, which are realized in the duration of year 2002 and from January to July of 2003, to its shareholders, the transaction does not affect any rights and benefits on the part of the shareholders resulting from the aforementioned distribution.

2.3 After the consummation of the transfer, Wonder Ltd. will own 60% of issued and outstanding stock of Halla.

3.  Price and Payment Arrangement

3.1 Both parties agree to determine the purchase price based on Halla’s net asset at the date of July 31, 2003, which is estimated to be RMB1,687,000,000, audited by an accounting firm.

3.2 The purchase price shall be RMB67,100,000, not including the undistributed profits realized in the period defined in Article. 2.2.

3.3 Manners of Payment: payment shall be made by Party B’s parent company— Empower Century Limited within 60 days after the closing.

4.  Conditions to Closing

4.1 Both parties agree that the transfer becomes effective at the closing date.

i.	Both parties have full power and authority to execute and deliver this agreement and to perform its obligations hereunder.

ii.	The execution of the agreement and the transfer of the stock has been duly authorized by all requisite corporation action of Party A.

iii.	The execution of the agreement and the transfer of the stock has been duly authorized by all requisite corporation action of Party B.

iv.
The execution of the agreement and the transfer of the stock has been duly authorized by board of directors of Party A and shareholders of Party A agree to waive their right of first refusal regarding the transferred stock.

v.	The transfer of the stock has been approved by the Jinzhou Bureau of International Trade, and Halla is approved by the Bureau to conduct international trade with foreign investors.

4.2 If the conditions set forth in Article 4.1 are not satisfied at the closing date, Party B can terminate the contract with written notice delivered to Party A.

4.3 If the agreement is terminated pursuant to Article 4.2, the parties agree as follows:

i.	All obligations and duties, except those regarding confidentiality, are discharged upon the termination of the agreement.

ii.	Both parties shall extend effort in good faith to restore the other party to the original state before the closing.

iii.	Each party shall bear its own cost incurred before the closing regarding this transaction.

iv.	If the failure of the condition is caused by breach of contract on the part of one party, the other party reserves all his rights to legal remedies.

5.  Closing

5.1 Both parties agree to duly fulfill all the obligations set forth in this agreement.

5.2 If Party A breaches Article 5.1, Party B can at its options continue its performance under the agreement and Party A shall compensate all the damages suffered by Party A and caused by Party B’s breaches.

6.  Presentations and Warranties of Party A

6.1 All information furnished by Party A regarding this agreement is true and accurate.

6.2 Party A shall compensate all the damages caused by its misrepresentation to Party B.

6.3 Each warranty set forth herein is consistent with each other.

6.4 Any action or investigation in the course of due diligence on the part of Party B shall not affect its right to legal remedies for the damages caused by Party A’s misrepresentation, unless Party B executes release documents that are authorized by Party B’s requisite corporation actions.

6.5 If Party A breaches any obligations under this agreement before the execution of this agreement, Party B can terminate the agreement with written notice.

6.6 Party A shall obtain all the required governmental or other consent and duly conduct the relevant filings to relevant authorities.

7.  Warranties and Representations of Party B

7.1 Party B is duly formed and in good standing under the laws of British Virginia Islands.

8.  Additional Warranties and Representations of Party A

8.1 Party A shall fulfill its obligations regarding the execution and performance of the agreement and the underlying transaction is clear and free of any encumbrance or obligations on the part of Party A owed to any third parties.

9.  Disclosure and Assistance of Party B’s due diligence.

10.  Force majeure

If the failure to comply with the agreeement is caused by interventing force not attrituble to any party, both parties can terminate the contract with written notice delivered to the other party.

11.  Confidentiality

11.1 Both parties shall treat and hold as confidential all of the information in connection with this agreement.

11.2 Both parties shall refrain from any public comments regarding this transaction without the other party’s written consent.

11.3 All the obligations defined in this provision shall survive the closing herein.

12.  Remidies for Breaches of This Agreeement

12.1 Any posponed actions or undertaking of remedial measures on the part of one party after the breach on the part of the other party shall not affect the non-breaching party’s right to any entitled legal remedies.

12.1 If any provision was determined as illegal, void or unenforceable pursuant to regulations in any relevant jurisdiction, other provisions shall continue in full force and effect.

13.  Tax Matters: Parties shall pay taxes resulted from this transaction, if any, as required by the applicable law..

14.  Liabilities for Breaches of This Agreement

14.1 Breaching party shall be responsible for any loss or damages caused by its breaches of this agreement.

15.  Termination and Modifications of the Agreement

15.1 Any change to this Agreement shall not be effietive without both partie’s written consent.

15.2 This agreement may be terminated in the following situations:

i.	With both parties’ written consent

ii.	The agreement is void by govermental action or demand that is final and conclusive.

iii.	Any material breach not corrected by the breaching party within 30 days of the written notice issued by the non-breaching party.

15.3 If this agreement is terminated by the non-breaching party, in absence of fraud or breaches set forth in Article 16.2 on the part of the non-breaching party, all obligations on the part of the non-breaching party shall be hereby released.

16.  Disbute Resolution

16.2 This Agreement is governed by laws of the People’s Republic of China. Any laws or regulation enacted after the execution of this agreement shall not have retroactive effects on this agreement.

16.3 Any dispute arisng from this agreement shall be first resolved by negotiation between both parties. If the dispute is not resolved in 60 days after the dispute is raised, either party can resort to the court sitting in the jurisdiction where this agreement is executed.

Jinzhou Wonder Group.

/s/ Qingjie Zhao

Wonder limited

/s/ Meina Zhang